Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 23, 2023 (except for the presentation of discontinued operations for the Romeo business as described in Note 12 and for subsequent events as described in Note 17, as to which the date is August 17, 2023), with respect to the consolidated financial statements of Nikola Corporation, and our report dated February 23, 2023, with respect to the effectiveness of internal control over financial reporting of Nikola Corporation, in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-268139) and related Prospectus of Nikola Corporation for the registration of up to 22,729,165 shares of its common stock.

/s/ Ernst & Young LLP

Phoenix, Arizona

August 22, 2023